EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AFLAC INCORPORATED ANNOUNCES SECOND QUARTER RESULTS,
DECLARES THIRD QUARTER CASH DIVIDEND

COLUMBUS, Georgia - July 27, 2004 -- AFLAC Incorporated today reported its second quarter results. Total revenues, which reflected a stronger average yen/dollar exchange rate, were $3.2 billion in the second quarter, or 13.0% higher than a year ago. Net earnings were $265 million, or $.51 per diluted share, compared with $248 million, or $.48 per diluted share, a year ago. Net earnings in the second quarter of 2004 included a loss of $23 million, or $.04 per diluted share, from the change in fair value of the interest rate component of the cross-currency swaps related to the company's senior notes as required by SFAS 133. In the second quarter of 2003, net earnings benefited by $13 million, or $.03 per diluted share, from the effect of SFAS 133. Realized investment losses were $.01 per diluted share in the second quarters of 2004 and 2003.

We believe that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of AFLAC's underlying profitability drivers. We define operating earnings as the profits we derive from our operations before realized investment gains and losses, the change in the fair value of the interest rate component of cross-currency swaps as required by SFAS 133, and nonrecurring items.

Management uses operating earnings to evaluate the financial performance of AFLAC's insurance operations because realized gains and losses, the impact of SFAS 133 and nonrecurring items tend to be driven by general economic conditions and events and therefore obscure the underlying fundamentals and trends in AFLAC's insurance operations.

Operating earnings in the second quarter were $291 million, compared with $240 million a year ago. On a per-share basis, operating earnings rose 21.7% to $.56 per diluted share, compared with $.46 per share in the second quarter of 2003. Excluding the benefit of $.02 per share from the stronger yen to the dollar, operating earnings per share increased 17.4% for the quarter.

For the six months of 2004, total revenues rose 14.9% to $6.5 billion. Net earnings were $581 million, or $1.12 per diluted share, compared with $486 million, or $.93 per share, for the first six months of 2003. Operating earnings for the six months were $587 million, or $1.13 per diluted share, compared with $483 million, or $.92 per share, in 2003.

The board of directors declared the third quarter cash dividend. The third quarter dividend of $.095 per share is payable on September 1, 2004, to shareholders of record at the close of business on August 13, 2004.

Commenting on the company's second quarter and first-half results, Chairman and Chief Executive Officer Daniel P. Amos stated: "Overall, we are pleased with our results so far in 2004. We are especially pleased that operating earnings per share growth before currency translation was in line with our annual target of a 17% increase.

"AFLAC U.S. produced total new annualized premium sales in the second quarter of $281 million, or 6.4% above the second quarter of 2003. Accident/disability remained the principal contributor to new sales in the quarter, accounting for approximately 52% of second quarter sales. For the six months, new sales were up 10.0% to $573 million. Our first-half sales results were in line with our annual sales target of a 10% to 12% increase. And we believe the changes we made to our coordinator base and training in past quarters will enable us to achieve our target for the full year.

"AFLAC Japan's total new annualized premium sales in the second quarter declined 2.3% from a year ago to 32.2 billion yen, or $294 million. For the six months, total new annualized premium sales were up .9% to 60.5 billion yen, or $557 million. Sales growth continued to be impacted by significant declines in Rider MAX conversions and sales from Dai-ichi Mutual Life, compared with 2003. Excluding conversions and the contribution from Dai-ichi, sales were up 2.5% for the quarter and 5.8% for the first six months. We indicated in the first quarter that we expect better sales growth in the second half of the year. We continue to believe that our sales growth will improve. However, based on our first-half sales results, it appears that sales will likely be up 3% to 7% for the full year.

"Although we are disappointed that our sales results were not better in Japan, we are convinced that we will see better growth in the second half of the year. EVER continues to be the best-selling stand-alone medical product in Japan's life insurance industry and we will introduce two new products in August. We are also encouraged that investment yields in Japan have risen significantly this year, which should benefit future investment income growth. And the persistency of our Japanese business has improved to its highest level since the end of 2001. Even though we view 2004 as a transition year for AFLAC U.S., we still expect to see double-digit sales growth for the year. With the significant changes we made to our sales force infrastructure and training programs last year, and a renewed focus on new agent recruiting this year, we believe we are positioning AFLAC U.S. for even faster sales growth in 2005.

"Our goal for 2004 is to increase operating earnings per diluted share 17% excluding the impact of the yen. For 2005, our objective is to increase operating earnings per diluted share 15% excluding the impact of foreign currency translation. And in May we established a 2006 objective of a 15% increase in operating earnings per diluted share before the effect of currency. We believe our earnings objectives reflect the opportunities we see for continued growth and our strong competitive position in the United States and Japan. More importantly, we believe our objectives are achievable."

AFLAC Incorporated (NYSE - AFL) is an international holding company. A Fortune 500® company, AFLAC insures more than 40 million people worldwide. It is a leading writer of insurance products marketed at the worksite in the United States, offering policies to employees at more than 307,600 payroll accounts. The company insures one out of four Japanese households and is the largest life insurer in Japan in terms of individual insurance policies in force. In January 2004, AFLAC was included in Fortune magazine's list of "The 100 Best Companies to Work for" for the sixth consecutive year. Also in January 2004, AFLAC was named to Forbes magazine's "Platinum 400 List of Best Big Companies in America" for the fifth consecutive year. In March 2004, Fortune magazine included AFLAC in its annual listing of "America's Most Admired Companies." AFLAC's Internet address is aflac.com.

A copy of AFLAC's second quarter report to shareholders can be found on the investor relations page of aflac.com.

AFLAC Incorporated will webcast its second quarter conference call on the investor relations page of aflac.com at 9:00 a.m. (EDT), Wednesday, July 28.

AFLAC INCORPORATED AND SUBSIDIARIES CONSOLIDATED SUMMARY OF EARNINGS
(UNAUDITED-IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED JUNE 30,	2004	2003	% Change

Total revenues	$3,233	$2,861	13.0%

Operating earnings	291	240	21.5
Reconciling items, net of tax:
Realized investment gains (losses)	(3)	(5)
SFAS 133	(23)	13
Net earnings	265	248	6.7

Operating earnings per share - diluted	.56	.46	21.7
Reconciling items, net of tax:
Realized investment gains (losses)	(.01)	(.01)
SFAS 133	(.04)	.03
Net earnings per share - diluted	.51	.48	6.3

Net earnings per share - basic	.52	.48	8.3

Cash dividends paid per share	.095	.07	35.7

Shares used to compute earnings per share (000):
Basic	508,353	513,728	(1.0)
Diluted	517,860	522,713	(1.0)

SIX MONTHS ENDED JUNE 30,

Total revenues	$6,513	$5,669	14.9%

Operating earnings	587	483	21.4
Reconciling items, net of tax:
Realized investment gains (losses)	3	(10)
SFAS 133	(12)	13
Japan pension obligation transfer	3	-
Net earnings	581	486	19.5

Operating earnings per share - diluted	1.13	.92	22.8
Reconciling items, net of tax:
Realized investment gains (losses)	-	(.02)
SFAS 133	(.02)	.03
Japan pension obligation transfer	.01	-
Net earnings per share - diluted	1.12	.93	20.4

Net earnings per share - basic	1.14	.94	21.3

Cash dividends paid per share	.19	.14	35.7

Shares used to compute earnings per share (000):
Basic	509,138	514,144	(1.0)
Diluted	518,607	523,588	(1.0)

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in oral discussions with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," or similar words as well as specific projections of future results, generally qualify as forward-looking. AFLAC undertakes no obligation to update such forward-looking statements.

We caution readers that the following factors, in addition to other factors mentioned from time to time in our reports filed with the SEC, could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development; ability to attract and retain qualified sales associates; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with AFLAC's investment activities; significant changes in interest rates; fluctuations in foreign currency rates; deviations in actual experience from pricing and reserving assumptions; level and outcome of litigation; downgrades in the company's credit rating; changes in rating agency policies or practices; subsidiary's ability to pay dividends to parent company; and general economic conditions in the United States and Japan.

Analyst and investor contact - Kenneth S. Janke Jr., (800) 235-2667 - option 3, FAX: (706) 324-6330, or kjanke@aflac.com

Media contact - Laura Kane, (706) 596-3493, FAX: (706) 320-2288, or lkane@aflac.com